EXHIBIT 10.1

SEVERANCE AGREEMENT

AMENDMENT

Madison Gas and Electric Company (the “Company”) and

 (the “Employee”) entered into a Severance Agreement (the “Agreement”), dated     , pursuant to which Employee is entitled to certain severance payments and benefits under specified circumstances following Employee’s separation from service with the Company.  For good and valuable consideration the receipt and sufficiency are hereby acknowledged, the Company and Employee desire to amend the Agreement, effective as of December 30, 2010, as follows:

1.

Section 3(b) of the Agreement is deleted in its entirety, and subsection (c) of Section 3 is relettered subsection (b) accordingly.

2.

Section 4 of the Agreement is amended in its entirety to read as follows:

4.

Limitation on Payments.  Anything in this Agreement to the contrary notwithstanding, in the event that Employee becomes entitled to payments or benefits under this Agreement and the payments or benefits payable to Employee under this Agreement, when combined with other payments and benefits received or to be received by the Employee from the Company or any corporation affiliated with the Company within the meaning of Section 1504 of the Code, in the opinion of the Company, would constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, then the amounts payable to Employee under this Agreement shall be reduced to an amount, the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by Employee from the Company (or any corporation affiliated with the Company within the meaning of Section 1504 of the Code) that would be deemed “parachute payments”) is equal to 2.99 times the “base amount” within the meaning Section 280G(b)(3).

3.

Section 12(b) is amended by deleting the words “or provide any benefit to Employee and Employee's dependents or other beneficiaries, as the case may be, under paragraphs (a) and (b) of Section 3, the Company shall pay all amounts, and provide all benefits, to Employee and Employee's dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to paragraphs (a) and (b) of Section 3” and inserting in lieu thereof the following words:

under Section 3(a), the Company shall pay all amounts that the Company would be required to pay pursuant to Section 3(a)

ACCEPTED AND AGREED to this

 day of February, 2011.

MADISON GAS AND ELECTRIC COMPANY

EMPLOYEE

by:

Date

2